UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2011

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia  30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (404) 715-2600

Registrant’s Web site address:    www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 20, 2011, Delta Air Lines, Inc. (“Delta” or “we”) entered into senior secured first-lien credit facilities (the “Senior Secured Credit Facilities”) as described in Item 2.03 of this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 20, 2011, we entered into the Senior Secured Credit Facilities to borrow up to $2.6 billion. The Senior Secured Credit Facilities consist of a $1.2 billion first-lien revolving credit facility, up to $500 million of which may be used for the issuance of letters of credit (the “Revolving Credit Facility”), and a $1.4 billion first-lien term loan facility (the “Term Loan Facility”). The Revolving Credit Facility was undrawn at the time we entered into the Senior Secured Credit Facilities.

In connection with entering into the Senior Secured Credit Facilities, we retired the outstanding loans under our $2.5 billion senior secured exit financing facilities (due April 2012 and April 2014), and terminated those facilities as well as an existing $100 million revolving credit facility.

Borrowings under the Term Loan Facility must be repaid annually in an amount equal to 1% of the original principal amount of the respective loans (to be paid in equal quarterly installments). All remaining borrowings under the Term Loan Facility are due in April 2017.  Borrowings under the Revolving Credit Facility are due in April 2016.  The Senior Secured Credit Facilities bear interest at a variable rate equal to LIBOR, which shall not be less than 1.25%, or another index rate, in each case plus a specified margin.

Our obligations under the Senior Secured Credit Facilities are guaranteed by substantially all of our domestic subsidiaries (the “Guarantors”). The Senior Secured Credit Facilities and the related guarantees are secured by liens on certain of our and the Guarantors' otherwise unencumbered assets, including accounts receivable, inventory, flight equipment, ground property and equipment, non-Pacific international routes and domestic slots (the “Collateral”).

The Senior Secured Credit Facilities include affirmative, negative and financial covenants that restrict our ability to, among other things, make investments, sell or otherwise dispose of assets if not in compliance with the collateral coverage ratio tests, pay dividends or repurchase stock.  These covenants may have a material adverse impact on our operations and require us to maintain:

•
a minimum fixed charge coverage ratio (defined as the ratio of (1) earnings before interest, taxes, depreciation, amortization and aircraft rent, and subject to other adjustments to net income to (2) the sum of gross cash interest expense (including the interest portion of our capitalized lease obligations) and cash aircraft rent expense, for successive trailing 12-month periods ending at each quarter-end date through the last maturity date of the Senior Secured Credit Facilities), which minimum ratio is 1.20:1;

•
not less than $1.0 billion of unrestricted cash, cash equivalents and permitted investments and maintain $2.0 billion of unrestricted cash, cash equivalents and permitted investments plus unused commitments available under the Revolving Credit Facility and any other revolving credit facilities;

•
a minimum total collateral coverage ratio (defined as the ratio of (1) certain of the Collateral that meets specified eligibility standards to (2) the sum of the aggregate outstanding obligations under the Senior Secured Credit Facilities and the aggregate amount of certain hedging obligations then outstanding (the "Total Obligations")) of 1.67:1 at all times; and

•
a minimum non-route collateral coverage ratio (defined as the ratio of (1) certain of the Collateral that meets specified eligibility standards other than non-Pacific international routes to (2) the Total Obligations) of 0.75:1 at all times.

If either of the collateral coverage ratios is not maintained, we must either provide additional collateral to secure our obligations, or we must repay the loans under the Senior Secured Credit Facilities by an amount necessary to maintain compliance with the collateral coverage ratios.

The Senior Secured Credit Facilities contain events of default customary for similar financings, including cross-defaults to other material indebtedness and certain change of control events. The Senior Secured Credit Facilities also include events of default specific to our business, including the suspension of all or substantially all of our flights and operations for more than five consecutive days (other than as a result of a Federal Aviation Administration suspension due to extraordinary events similarly affecting other major U.S. air carriers). Upon the occurrence of an event of default, the outstanding obligations under the Senior Secured Credit Facilities may be accelerated and become due and payable immediately.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Hank Halter
Date: April 26, 2011	Hank Halter Senior Vice President and Chief Financial Officer

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